Exhibit 10.1
Apendix A
AMENDMENT No. 1
to
TOMPKINS FINANCIAL CORPORATION
2019 Equity Incentive Plan

WHEREAS, Tompkins Financial Corporation, a New York corporation (the “Company”) maintains the Tompkins Financial Corporation 2019 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 13.1(a) of the Plan, the Board of Directors of the Company (the “Board”) may from time to time amend the Plan, subject to shareholder approval in certain instances; and

WHEREAS, the Board has authorized an amendment to the Plan, effective April 27, 2023, subject to shareholder approval at the Company’s 2023 Annual Meeting of shareholders occurring on May 9, 2023 (the “2023 Annual Meeting”).

NOW, THEREFORE, the Plan is hereby amended, subject to shareholder approval at the 2023 Annual Meeting, as follows:

Section 4.1 of the Plan is amended to read in its entirety as follows:

4.1 Subject to adjustment in accordance with Section 11, no more than 2,275,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”); provided, however, that the Total Share Reserve shall be reduced by 4.25 for each Restricted Award or Performance Share Award granted (the “Fungible Ratio”). No further awards shall be made pursuant to the Tompkins Financial Corporation 2009 Equity Incentive Plan, as amended in May 2016 (the “Amended 2009 Plan”), provided that any outstanding awards under the Amended 2009 Plan as of the Effective Date shall remain outstanding and exercisable according to their terms. Awards which are fully settled in cash shall not be counted against the Total Share Reserve, nor shall Substitute Awards under the circumstances described in Section 4.6. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.